EXHIBIT 10.24

November 6, 2008

Charles C. Pope (GID 294)

Dear Charles:

Thank you for delaying your retirement and accepting an important new role on my team. Please accept this note as confirmation of the terms for your upcoming transfer to the newly created position of Business Development Officer, Strategic Planning and Corporate Development. Your new Seagate title and compensation changes will take effect on January 5, 2009. You will continue to be based in our Scotts Valley, California, offices.

You and your Strategic Planning & Corporate Development organization will be responsible for business development and i365. Specifically, you will:

•	Oversee the identification and pursuit of strategic business opportunities, mergers, acquisitions, partnerships, alliances, joint ventures, and licensing agreements.

•	Direct i365 and you will be responsible to me for the attainment of revenue and profit goals, and the achievement of current and long-range objectives.

Our offer is comprised of the following elements:

•	Your annual base salary will be $350,000.

•

You will be eligible to participate in the Seagate Executive Bonus Plan, which has a target of 80% of your base salary. Your actual bonus amount may vary based on company earnings and an evaluation of your performance at the end of the fiscal year. The bonus payment is at the sole discretion of the Seagate Board of Directors and the Board’s compensation committee.

•	The current annual amount of the executive perquisite allowance for senior vice presidents and above in the U.S. is $24,008.

•	The existing comprehensive benefits package will continue for you and your family. Click here for Benefits Information.

Please acknowledge your agreement with the terms of this offer by signing below. By signing below you are also providing your express written consent to the above-described changes to your title, compensation, and job responsibilities, and agreeing that a subsequent resignation of employment due to dissatisfaction with these terms will not be considered a resignation for “Good Reason” as defined in the Seagate Officer Severance and Change in Control Plan, a copy of which was provided to you by letter dated August 22, 2008. You should not sign this letter unless you understand and agree to the terms set forth above.

Sincerely,

SEAGATE TECHNOLOGY

/s/ William D. Watkins
William D. Watkins
Chief Executive Officer

I acknowledge and agree to the terms of this letter agreement.

/s/ Charles C. Pope
Charles C. Pope	Date

EXHIBIT A

Summary of Compensation Arrangements for Charles C. Pope

The following is a description of the compensation arrangements for Charles C. Pope, Executive Vice President of Strategic Planning and Corporate Development of Seagate Technology (the “Company”). This description is provided pursuant to Paragraph 10(iii) to Item 601(b) of Regulation S-K, which requires a written description of a compensatory arrangement when no formal document contains the compensation information.

Consistent with the temporary salary reductions announced by the Company and disclosed in the Company’s Forms 8-K filed with the Securities and Exchange Commission on January 14, 2009 and January 21, 2009, Mr. Pope’s base salary was reduced by 25%, effective February 2, 2009.